Exhibit 99.1

A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 455-6930 (Fax)
For Further Information:

AT THE COMPANY	AT ASHTON PARTNERS
Scott F. Stephens	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index
FOR IMMEDIATE RELEASE
TUESDAY, JULY 28, 2009
A. M. CASTLE & CO. REPORTS 2009 SECOND QUARTER RESULTS
FRANKLIN PARK, IL, JULY 28th — A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the second quarter ended June 30, 2009.
     Consolidated net sales were $195.1 million for the three months ended June 30, 2009, compared to $397.1 million in the second quarter of 2008 reflecting continued weakness in demand as a result of the global recession. The Company reported a net loss for the quarter of $5.5 million or $0.24 loss per diluted share as compared to net income of $11.3 million or $0.49 income per diluted share in the prior year quarter.
     The Company’s Metals segment sales were $174.1 million in the second quarter of 2009, compared to $365.4 million last year. Total Metals revenue declined 52% compared to the prior year quarter, as volume of tons sold per day declined approximately 51%. The demand softness experienced in the second quarter was broad-based, impacting virtually all end-markets and products reflecting significantly weaker demand conditions compared to last year.
     In the Plastics segment, second quarter sales of $21.0 million were down $10.7 million compared to $31.7 million in the prior year period due to lower sales volume. However, sales in the Plastics segment remained relatively consistent with the first quarter of 2009 as second quarter end-market demand remained stable across most key industries.

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     “Sales activity and overall business conditions during the second quarter continued to be difficult across most of the end-markets that we serve,” stated Michael Goldberg, President and CEO of A.M. Castle. “Gross profit margins for the quarter of 25.6% were higher than the 25.2% in the second quarter of 2008 but were weaker than the 27.8% realized in the first quarter of this year due to increased competition for business in a low-demand environment.”
     Goldberg continued, “We continued with our cost reduction strategy during the second quarter and saw a number of previously announced actions come to fruition. For the second quarter, consolidated operating expenses were $57.6 million, which represents a 30% reduction versus $82.3 million in the second quarter of 2008. We continue to strive to get our costs in line with our revenues and expect to achieve our goal of reducing 2009 operating costs by $65 million compared to 2008. We remain steadfast to our conservative approach to capital spending.”
     The Company’s debt-to-capital ratio was 24.9% as of June 30, 2009, compared to 25.6% as of March 31, 2009. Total debt was $114 million as of June 30, 2009, compared to $120 million as of March 31, 2009. Interest expense during the second quarter was $1.6 million, or $0.7 million lower than the prior year period due to lower borrowing rates.
     “We continue to look for indications of economic recovery. We have seen a few positive signs in some of the macroeconomic trends, most notably an increasing PMI index over the last six months and increased activity in China resulting from its stimulus plan. We recognize that we still have a long road ahead of us. While destocking efforts continued across most end-markets throughout the first half of the year, we remain in close contact with our key customers in order to better understand demand and capacity for 2010. At this point, our customers overall expect destocking to abate in the second half of 2009 compared to the first half of the year,” stated Goldberg.
     “Our focus for 2009 remains on expense control, working capital management and completing the rollout of our Oracle ERP implementation. We are pleased to report a successful conversion of our domestic western branches to the new ERP platform in June of 2009. We remain on track to convert the balance of the U.S. locations in the second half of 2009,” concluded Goldberg.
Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company’s results for the three month and six month period ended June 30, 2009. The call can be accessed via the internet live

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or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.
     An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4110286.
About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 56 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol “CAS”.
Regulation G Disclosure
This press release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.
     The Company believes that the use and presentation of EBITDA, which is defined by the company as income before provision for income taxes plus depreciation and amortization, and

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interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results
Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

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CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
Unaudited

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$195,103	$397,115	$447,347	$790,594

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	145,067	297,196	327,247	588,540
Warehouse, processing and delivery expense	26,219	40,091	57,145	78,616
Sales, general, and administrative expense	25,889	36,168	57,849	71,650
Depreciation and amortization expense	5,542	6,067	10,958	11,878

Operating (loss) income	(7,614)	17,593	(5,852)	39,910

Interest expense, net	(1,552)	(2,213)	(3,257)	(4,259)

(Loss) income before income taxes and equity in (losses) earnings of joint venture	(9,166)	15,380	(9,109)	35,651

Income tax benefit (provision)	3,782	(6,949)	4,227	(15,299)

(Loss) income before equity in (losses) earnings of joint venture	(5,384)	8,431	(4,882)	20,352

Equity in (losses) earnings of joint venture	(137)	2,820	(159)	4,713

Net (loss) income	$(5,521)	$11,251	$(5,041)	$25,065

Basic (loss) earnings per share	$(0.24)	$0.50	$(0.22)	$1.12

Diluted (loss) earnings per share	$(0.24)	$0.49	$(0.22)	$1.11

EBITDA *	$(2,209)	$26,480	$4,947	$56,501

*	Earnings before interest, taxes, and depreciation and amortization
Reconciliation of EBITDA to net income:

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net (loss) income	$(5,521)	$11,251	$(5,041)	$25,065
Depreciation and amortization expense	5,542	6,067	10,958	11,878
Interest expense, net	1,552	2,213	3,257	4,259
Income taxes	(3,782)	6,949	(4,227)	15,299

EBITDA	$(2,209)	$26,480	$4,947	$56,501

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)
Unaudited

	As of
	June 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$20,693	$15,277
Accounts receivable, less allowances of $3,658 at June 30, 2009 and $3,318 at December 31, 2008	115,344	159,613
Inventories, principally on last-in, first-out basis (replacement cost higher by $105,376 at June 30, 2009 and $133,748 at December 31, 2008)	213,497	240,673
Other current assets	6,841	6,976
Income tax receivable	6,553	640
Deferred income taxes	8,451	5,244

Total current assets	371,379	428,423
Investment in joint venture	22,703	23,340
Goodwill	51,355	51,321
Intangible assets	52,263	55,742
Prepaid pension cost	27,186	26,615
Other assets	4,957	5,303
Property, plant and equipment, at cost
Land	5,186	5,184
Building	51,540	50,069
Machinery and equipment (includes construction in progress)	176,311	172,500

	233,037	227,753
Less — accumulated depreciation	(146,437)	(139,463)

	86,600	88,290

Total assets	$616,443	$679,034

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$83,749	$126,490
Accrued liabilities	23,131	27,929
Income taxes payable	559	6,451
Current portion of long-term debt	10,891	10,838
Short-term debt	26,739	31,197

Total current liabilities	145,069	202,905

Long-term debt, less current portion	76,353	75,018
Deferred income taxes	37,432	38,743
Other non-current liabilities	13,756	15,068
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value - 30,000 shares authorized; 23,115 shares issued and 22,908 outstanding at June 30, 2009 and 22,850 shares issued and 22,654 outstanding at December 31, 2008	230	228
Additional paid-in capital	177,450	176,653
Retained earnings	178,249	184,651
Accumulated other comprehensive loss	(9,142)	(11,462)
Treasury stock, at cost - 207 shares at June 30, 2009 and 197 shares at December 31, 2008	(2,954)	(2,770)

Total stockholders’ equity	343,833	347,300

Total liabilities and stockholders’ equity	$616,443	$679,034